The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-164611

Subject to completion, dated December 7, 2010

Prospectus Supplement to Prospectus dated February 1, 2010

$

Berkshire Hathaway Finance Corporation

% Senior Notes due

Unconditionally and irrevocably guaranteed by

Berkshire Hathaway Inc.

We are offering $             of our              Senior Notes due                      (the “notes”). Interest on the notes will accrue from the date of original issuance, expected to be December     , 2010, and will be payable on                      and                      of each year, commencing on                     , 2011. The notes will mature on                     ,     . All of Berkshire Hathaway Finance Corporation’s obligations under the notes will be unconditionally and irrevocably guaranteed by Berkshire Hathaway Inc.

We may redeem the notes, in whole or in part, at any time at the redemption prices as described under “Description of the Notes and Guarantee—Optional Redemption.”

The notes will be senior unsecured indebtedness of Berkshire Hathaway Finance Corporation and will rank equally with all of its other existing and future senior unsecured indebtedness. The guarantee will be a senior unsecured obligation of Berkshire Hathaway Inc. and will rank equally with all of its other existing and future senior unsecured obligations.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The risks involved in investing in our debt securities are described in the “Risk Factors” section on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Berkshire Hathaway Finance Corporation		%	$

(1)	Plus accrued interest from December , 2010 if delivery of the notes occurs after such date.

Goldman, Sachs & Co. expects to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about December     , 2010.

Goldman, Sachs & Co.

Prospectus Supplement dated December     , 2010

Prospectus Supplement

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in the notes. This document contains or incorporates by reference important information you should consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. None of Berkshire Hathaway Finance Corporation (“BHFC”), Berkshire Hathaway Inc. (“Berkshire”) and Goldman, Sachs & Co. has authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus (as updated by this prospectus supplement) is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information Berkshire previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. The business, financial condition, results of operations and prospects of Berkshire and BHFC may have changed since those dates.

FORWARD-LOOKING INFORMATION

Certain statements contained, or incorporated by reference, in this prospectus supplement are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by BHFC or Berkshire, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about BHFC and Berkshire, economic and market factors and the industries in which they do business, among other things. These statements are not guarantees of future performance and neither BHFC nor Berkshire has any specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause Berkshire’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, continuing volatility in the capital or credit markets and other changes in the securities and capital markets, changes in market prices of Berkshire’s investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in laws or regulations affecting Berkshire’s insurance, railroad, utilities, energy and finance subsidiaries, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business.

Unless required by law, neither BHFC nor Berkshire undertakes any obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.

The information in this prospectus supplement is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus supplement, the accompanying prospectus, or documents to which BHFC and Berkshire otherwise refer you. Neither BHFC nor Berkshire is making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Berkshire has filed or will file with the SEC and incorporated by reference in this prospectus supplement and accompanying prospectus, is accurate as of the date of the applicable document or other date referred to in that document. The business, financial condition, and results of operations of BHFC and Berkshire may have changed since that date.

S-i

In this prospectus supplement, unless otherwise specified or the context otherwise implies, references to “dollars” and “$” are to U.S. dollars. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our,” or similar references are references to either Berkshire or BHFC or both.

This prospectus supplement is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus supplement summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus supplement.

S-ii

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, together with documents incorporated by reference, in their entirety before making an investment decision.

Berkshire Hathaway Inc.

Berkshire, a Delaware corporation, is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, railroads, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Columbia Insurance Company, National Fire & Marine Insurance Company, National Liability and Fire Insurance Company, Wesco-Financial Insurance Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, Boat U.S. and several other subsidiaries referred to as the “Homestate Companies.”

Burlington Northern Santa Fe, LLC (“BNSF”) is a holding company that, through its subsidiaries, is engaged primarily in the freight rail transportation business. BNSF’s rail operations make up one of the largest railroad systems in North America. MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Electric and Yorkshire Electricity; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes, Inc.) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others. The Marmon Group is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors.

Numerous business activities are conducted through Berkshire’s other manufacturing, services and retailing subsidiaries. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: The Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Albecca, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 5,800 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the United States; Forest River, a leading manufacturer of leisure vehicles in the United States; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components; and Richline Group, a leading jewelry manufacturer.

Operating decisions for Berkshire’s various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors. Berkshire’s businesses collectively employ approximately 260,000 people.

Berkshire’s executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

Berkshire Hathaway Finance Corporation

BHFC is a Delaware corporation that was created by Berkshire on August 4, 2003. Assets of BHFC consist of term loans to Vanderbilt Mortgage and Finance, Inc. (“Vanderbilt”), a wholly owned subsidiary of Clayton Homes, Inc. and an indirect wholly owned subsidiary of Berkshire. BHFC currently charges Vanderbilt interest at a rate which is either 50 or 100 basis points higher than it pays on its related debt obligations (consisting of BHFC’s 4.20% Senior Notes due 2010, Floating Rate Senior Notes due 2011, Floating Rate Senior Notes due 2012, 4.000% Senior Notes due 2012, 4.75% Senior Notes due 2012, 5.125% Senior Notes due 2012, 4.50% Senior Notes due 2013, 4.60% Senior Notes due 2013, 4.625% Senior Notes due 2013, 5.0% Senior Notes due 2013, 5.10% Senior Notes due 2014, 4.85% Senior Notes due 2015, 5.40% Senior Notes due 2018 and 5.75% Senior Notes due 2040).

BHFC’s executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

The Offering

Issuer	Berkshire Hathaway Finance Corporation, a wholly owned finance subsidiary of Berkshire Hathaway Inc.

Guarantor	Berkshire Hathaway Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due .

Offering Price	%.

Maturity Date	, .

Interest	The notes will bear interest at a rate per annum equal to %. Interest on the notes will be payable in arrears on and of each year, commencing on , 2011.

Guarantee	All of BHFC’s obligations under the notes will be unconditionally and irrevocably guaranteed by Berkshire.

Ranking	The notes will be unsecured senior obligations of BHFC, will rank pari passu in right of payment with all of BHFC’s unsubordinated, unsecured indebtedness and will be senior in right of payment to all of its subordinated indebtedness. As of September 30, 2010, BHFC had no secured indebtedness and $11.5 billion of indebtedness.

The guarantee will be an unsecured senior obligation of Berkshire, will rank pari passu with all of its unsubordinated, unsecured indebtedness and senior to all of its subordinated indebtedness, and will be effectively subordinated to all of its existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of its subsidiaries (secured or unsecured). As of September 30, 2010, Berkshire had no secured indebtedness and $8.4 billion of indebtedness, and its subsidiaries had $50.3 billion of indebtedness.

Redemption

BHFC will have the option to redeem the notes in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed or (B) as determined by the quotation agent and as described herein under “Description of the Notes and Guarantee—Optional Redemption,” the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a

360-day year consisting of twelve 30-day months, at the adjusted treasury rate described herein under “Description of the Notes and Guarantee—Optional Redemption” plus             basis points, and plus accrued interest to the date on which the notes are to be redeemed.

Repayment	The notes will not be repayable at the option of the holder prior to maturity.

Sinking Fund	The notes are not subject to a sinking fund provision.

Form and Denomination	The Depository Trust Company (“DTC”) will act as securities depositary for the notes, which will be issued only as fully registered global securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC, except in certain circumstances. One or more fully registered global notes will be issued to DTC for the notes. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We expect to use the proceeds of this offering to satisfy and retire certain existing indebtedness of BHFC. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York

Risk Factors	You should carefully consider the specific factors set forth under “Risk Factors,” on page S-5 of this prospectus supplement as well as the information and data included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

RISK FACTORS

An investment in our securities involves some degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in any prospectus supplement and the risks described in Berkshire’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

There is currently no trading market for the notes and an active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

USE OF PROCEEDS

We intend to use all of net proceeds that we receive from the sale of the notes to satisfy and retire BHFC’s existing 4.20% Senior Notes due 2010.

DESCRIPTION OF THE NOTES AND GUARANTEE

The following description of certain material terms of the notes and the guarantee does not purport to be complete.

This description of the notes and guarantee is intended to be an overview of the material provisions of the notes and the guarantee and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The notes and the guarantee will be issued under an indenture, dated as of February 1, 2010, (the “indenture”) among Berkshire Hathaway Inc., Berkshire Hathaway Finance Corporation and The Bank of New York Mellon Trust Company, N.A., a New York banking corporation, as trustee (the “trustee”). Since this description of the notes and guarantee is only a summary, we urge you to read the indenture (including definitions of terms used therein) and the form of note and guarantee because they, and not this description, define your rights as a beneficial holder of the notes. You may request copies of these documents from us at our address set forth above under “Summary—Berkshire Hathaway Finance Corporation.” The indenture and a form of the notes, including the guarantee to be endorsed thereon, are included or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

The     % Senior Notes due                    will be referred to herein as the notes.

The notes offered by this prospectus supplement will be issued as a separate series under the indenture. The notes will be our senior unsecured obligations and will be initially limited in aggregate principal amount to $            .

We may at any time, without notice to or consent of the holders of the notes offered by this prospectus supplement, issue additional notes of the same series as the notes offered hereby. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the notes offered hereby, except for possible variations permitted under the indenture. Any such additional notes, together with the notes offered hereby, will constitute a single series of notes under the indenture.

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                ,     . The notes will have the benefit of an unconditional and irrevocable guarantee from Berkshire.

The notes will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. See “—Book-Entry Delivery and Form.”

You will not have the right to cause us to repurchase the notes in whole or in part at any time before they mature. The notes are not subject to a sinking fund provision.

Interest

The notes will accrue interest at a rate of     % per annum. The notes will accrue interest on their stated principal amount from                    , 2010, or from the most recent date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on                     and                    of each year, which we refer to as “interest payment dates,” commencing on                    ,

2011. Interest will be paid to the person in whose name a note is registered at the close of business on                    or                     (whether or not a business day), which we refer to as the “record dates,” immediately preceding the relevant interest payment date.

The amount of interest payable on the notes for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or required by law, regulation or executive order to close.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Guarantee of Notes

Berkshire will unconditionally and irrevocably guarantee the payment of all of BHFC’s obligations under the notes offered hereby pursuant to a guarantee to be endorsed on the notes offered hereby, the form of which is included in the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. If we default in the payment of the principal of, or interest on, such notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such notes, Berkshire shall be required promptly and fully to make such payment.

Ranking

The notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of September 30, 2010, we had no secured indebtedness and $11.5 billion of indebtedness.

The guarantee will be a senior unsecured obligation of Berkshire, will rank pari passu with all of Berkshire’s unsubordinated, unsecured indebtedness and senior to all of Berkshire’s subordinated indebtedness, and will be effectively subordinated to all of Berkshire’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of Berkshire’s subsidiaries (secured or unsecured). As of September 30, 2010, Berkshire had no secured indebtedness and $8.4 billion of indebtedness, and its subsidiaries had $50.3 billion of indebtedness.

Optional Redemption

We will have the option to redeem the notes in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed or (B) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus              basis points, in each case, plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint Goldman, Sachs & Co. or its successor and two or more other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint Goldman, Sachs & Co. or its successor to act as our quotation agent. If Goldman, Sachs & Co. or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the notes. The reference dealers will provide us with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. (New York City time) on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price is equal to the comparable treasury price, in each case expressed as a percentage of its principal amount.

We may redeem the notes at any time on a redemption date of our choice. However, we must give the holders of such notes notice of the redemption not less than 30 days or more than 60 days before the redemption date. We will give the notice in the manner described under “—Notices.” If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that the trustee deems fair and appropriate.

Book-Entry Delivery and Form

General

The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”)), as described below under “—Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including Goldman, Sachs & Co.), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by Goldman, Sachs & Co. with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us, Berkshire or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC notifies us that (1) it is unwilling or unable to continue as depositary for the global notes or (2) it has ceased to be a clearing agency registered under the Exchange Act,

•	if there shall have occurred and be continuing an event of default with respect to the notes, or

•	if we determine, in our sole discretion, that the global notes are exchangeable in accordance with the terms of the indenture.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

MATERIAL UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax considerations that may be relevant to initial holders of the notes. The summary is limited to holders that purchase notes in the initial offering for cash at their issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment). The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, foreign persons (except to the extent specifically provided below), tax-exempt organizations, expatriates and certain former citizens or long-term residents of the U.S., persons holding notes as part of a straddle, hedge, conversion transaction, “synthetic security” or other integrated investment, persons deemed to sell the notes under the constructive sale provisions of the Code, or U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, nor does it address alternative minimum taxes or state, local, or foreign taxes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partnership considering a purchase of the notes, and partners in such a partnership, should consult their own tax advisers regarding the tax consequences to them of the purchase, ownership and disposition of the notes.

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. It is possible that the Internal Revenue Service (“IRS”) could assert that the payment of such excess amounts is a “contingent payment” and the notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe that the possibility of making additional payments is remote and/or incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on holders of the notes, unless a holder timely and explicitly discloses to the IRS that it takes a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the notes may be materially different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

This summary is based upon the Code, Treasury regulations, IRS rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. As a result, the IRS could disagree with portions of this discussion.

Persons considering a purchase of the notes should consult their own tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Consequences to U.S. Holders

The following discussion summarizes the material U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to U.S. holders as ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).

Sale, Exchange, Redemption or Other Disposition of the Notes

When a U.S. holder disposes of a note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and the holder’s adjusted federal income tax basis in the note. A U.S. holder’s tax basis in a note will generally equal the cost of the note to the holder.

The gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a note will generally be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or other disposition of a note will be long-term capital gain or loss if the holder held the note for more than one year on the date of disposition. Capital gains recognized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, payments under the notes or proceeds received from the sale of the notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion summarizes the material U.S. federal income and estate tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Payments of Interest

Payments of interest on the notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•

the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Berkshire Hathaway Finance Corporation’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Berkshire Hathaway Finance Corporation through stock ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan entered into the ordinary course of its trade or business;

•

the non-U.S. holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements; and

•

the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment).

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or a successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If payments of interest on the notes are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment), then such non-U.S. holder will be subject to U.S. federal income tax on such interest payments on a net income basis in the same manner as a U.S. holder (although such non-U.S. holder will be exempt from the 30% U.S. federal withholding tax if the certification requirements discussed above are satisfied). In addition, a non-U.S holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% (or lower applicable tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange, or Redemption

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the notes will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, where a tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the notes that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, where a tax treaty applies, is attributable to a United States permanent establishment) will generally be taxable as discussed above with respect to effectively connected interest on the notes. If a non-U.S. holder is subject to United States federal income tax because the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, any gain realized by the non-U.S. holder on the sale, exchange or redemption of the notes that is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will be subject to a flat 30% tax on the gain derived from such disposition, which gain may be offset by United States-source capital losses.

Estate Tax

A note will generally not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States (as specifically defined for estate tax purposes) at the time of death, provided that the holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of Berkshire Hathaway Finance Corporation’s stock and, at the time of the holder’s death, payments of interest on the note would not have been effectively connected with the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. These reporting requirements apply regardless of whether withholding is reduced or eliminated by the Code or an applicable income tax treaty. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty.

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding with respect to payments of interest on the notes if the non-U.S. holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments. In addition, no information reporting or backup withholding will generally be required with respect to the proceeds of a sale of the notes by a non-U.S. holder made within the United States or conducted through certain United States-related financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts so withheld will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Berkshire Hathaway Finance Corporation, Berkshire Hathaway Inc. and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the notes being offered hereby.

Goldman, Sachs & Co. has agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of Goldman, Sachs & Co. to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by its counsel.

Goldman, Sachs & Co. initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. Goldman, Sachs & Co. may offer the notes to selected dealers at the public offering price minus a concession of up to % of the principal amount of the notes. In addition, Goldman, Sachs & Co. may allow, and those selected dealers may reallow, a concession of up to     % of the notes to certain other dealers. After the initial offering, Goldman, Sachs & Co. may change the public offering price and any other selling terms. Goldman, Sachs & Co. may offer and sell notes through certain of its affiliates. The offering of the notes by Goldman, Sachs & Co. is subject to receipt and acceptance and subject to Goldman, Sachs & Co.’s right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that, subject to certain exceptions, we will indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act, or contribute to payments that Goldman, Sachs & Co. may be required to make in respect of those liabilities.

We estimate that we will spend approximately $             million for printing, rating agency fees, trustee and legal fees and other expenses related to this offering.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Goldman, Sachs & Co. has advised us that it intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market making at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering, Goldman, Sachs & Co. may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for Goldman, Sachs & Co. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If Goldman, Sachs & Co. engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Goldman, Sachs & Co. will not offer or sell any of the notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Goldman, Sachs & Co. and its affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for the subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person under Section 275(1) and/or any person under Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Goldman, Sachs & Co. and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Berkshire and BHFC, for which they have received or will receive customary fees and expenses reimbursements. In the ordinary course of their various business activities, Goldman, Sachs & Co. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Goldman, Sachs & Co. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which will be the sixth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California, and for Goldman, Sachs & Co. by Simpson Thacher & Bartlett LLP, New York, New York.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of Berkshire’s directors. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing BHFC and Berkshire in connection with the offering of debt securities beneficially own, in the aggregate, approximately 350 shares of Berkshire’s Class A common stock and approximately 24,000 shares of Berkshire’s Class B common stock.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from Berkshire Hathaway Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Finance Corporation

Debt Securities

Guaranteed by

Berkshire Hathaway Inc.

Berkshire Hathaway Finance Corporation from time to time may offer to sell debt securities. Berkshire Hathaway Finance Corporation may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering. All of Berkshire Hathaway Finance Corporation’s obligations under the debt securities will be guaranteed by Berkshire Hathaway Inc.

Berkshire Hathaway Finance Corporation will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities.

The risks involved in investing in our debt securities are described in the “Risk Factors” section starting on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 1, 2010

Forward-Looking Information

Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by Berkshire Hathaway Finance Corporation (“BHFC”) or Berkshire Hathaway Inc. (“Berkshire”), which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about BHFC and Berkshire, economic and market factors and the industries in which they do business, among other things. These statements are not guarantees of future performance and neither BHFC nor Berkshire has any specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause Berkshire’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, continuing volatility in the capital or credit markets and other changes in the securities and capital markets, changes in market prices of Berkshire’s investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business.

Unless required by law, neither of Berkshire nor BHFC undertakes any obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

i

About this Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell debt securities in one or more offerings. This prospectus only provides a general description of the securities that may be offered. Each time we sell securities under the shelf registration, a supplement to this prospectus containing specific information about the terms of the securities will be provided. Any prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, the accompanying supplement, or documents to which we otherwise refer you. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying supplement, as well as information we have filed or will file with the SEC and incorporated by reference in this prospectus, is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, and results of operations may have changed since that date.

In this prospectus, unless otherwise specified or the context otherwise requires, references to “dollars” and “$” are to U.S. dollars. Unless we indicate otherwise or unless the context implies otherwise, references in this prospectus to “we,” “us” or “our” are references to either Berkshire Hathaway Inc. (“Berkshire”) or Berkshire Hathaway Finance Corporation (“BHFC”) or both.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus.

Where You Can Find More Information

BHFC is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12h-5 thereunder. Berkshire is, however, subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Berkshire files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Berkshire files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. These SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, Berkshire’s Class A common stock and Class B common stock are listed on the New York Stock Exchange, and its reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

Incorporation by Reference

In this document BHFC and Berkshire “incorporate by reference” the information that Berkshire files with the SEC, which means that they can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. BHFC and Berkshire incorporate by reference the documents listed below and any future filings made by either of them with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2008,

•	Berkshire’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009,

•	Berkshire’s Current Reports on Form 8-K filed with the SEC on March 2, 2009, July 7, 2009, November 3, 2009, December 23, 2009, January 12, 2010, January 20, 2010, and January 21, 2010.

We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning Berkshire at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Corporate Secretary

Tel: (402) 346-1400

Berkshire Hathaway Inc.

Berkshire, a Delaware corporation, is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, the third largest auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Columbia Insurance Company, National Fire & Marine Insurance Company, National Liability and Fire Insurance Company, Wesco-Financial Insurance Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company, Boat U.S. and several other subsidiaries referred to as the “Homestate Companies.”

MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern Electric and Yorkshire Electricity; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes, Inc. (“Clayton”)) and transportation equipment and furniture leasing (XTRA and CORT). McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others. The Marmon Group is an international association of approximately 130 manufacturing and service businesses that operate independently within diverse business sectors. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet.

Numerous business activities are conducted through Berkshire’s other manufacturing, services and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Albecca, a designer, manufacturer and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 5,700 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the United States; Forest River, a leading manufacturer of leisure vehicles in the United States; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; TTI, Inc., a leading distributor of electronic components and Richline Group, a leading jewelry manufacturer.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors. The Berkshire businesses collectively employ approximately 222,000 people.

Berkshire’s executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

Berkshire Hathaway Finance Corporation

BHFC is a Delaware corporation that was created by Berkshire on August 4, 2003. Assets of BHFC consist of term loans to Vanderbilt Mortgage and Finance, Inc. (“Vanderbilt”), a wholly owned subsidiary of Clayton and an indirect wholly owned subsidiary of Berkshire.

BHFC’s executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

Risk Factors

An investment in our securities involves some degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement and the risks described in Berkshire’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which have been or will be incorporated by reference into this document. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

Ratio of Earnings to Fixed Charges

The following table sets forth Berkshire’s ratio of consolidated earnings to consolidated fixed charges for the periods indicated.

	Nine months ended September 30, 2009	Year ended December 31,
		2008	2007	2006	2005	2004
Earnings Available for Fixed Charges (in millions)	$8,798	$9,850	$22,363	$18,757	$13,135	$11,574
Fixed Charges (in millions)	$1,711	$2,276	$2,202	$1,979	$867	$875
Ratio of Earnings to Fixed Charges	5.14x	4.33x	10.16x	9.48x	15.15x	13.23x

Use of Proceeds

Except as any accompanying prospectus supplement may state, the net proceeds from the sale of securities will be used for general corporate purposes.

Description of the Debt Securities

BHFC will issue senior debt securities on a senior unsecured basis under an indenture, dated as of February 1, 2010, by and among Berkshire, BHFC and The Bank of New York Mellon Trust Company, N. A. (the “trustee”).

We have summarized material provisions of the indenture and the debt securities, including the guarantee, below. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the indenture, including the definition of certain terms. We have filed the indenture with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. The following sets forth certain general terms and provisions of BHFC’s debt securities offered by this prospectus. The particular terms of debt securities will be described in the prospectus supplement relating to those offered debt securities.

Provisions Applicable to Indenture

General

The indenture does not limit the amount of debt securities that may be issued under that indenture, nor does it limit the amount of other unsecured debt or securities that BHFC may issue. BHFC may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any sinking fund or analogous provision;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus; and

•	any other terms of the debt securities not inconsistent with the indenture.

Guarantee of Debt Securities

Berkshire will unconditionally and irrevocably guarantee the payment of all of BHFC’s obligations under the debt securities offered hereby pursuant to a guarantee to be endorsed on the debt securities offered hereby, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. If BHFC defaults in the payment of the principal of, or interest on, such debt securities when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such debt securities, Berkshire shall be required promptly and fully to make such payment.

Ranking

The debt securities will be BHFC’s senior unsecured obligations and will rank pari passu in right of payment with all of BHFC’s unsubordinated, unsecured indebtedness and will be senior in right of payment to all of BHFC’s subordinated indebtedness.

The guarantee will be a senior unsecured obligation of Berkshire, will rank pari passu with all of Berkshire’s unsubordinated, unsecured indebtedness and senior to all of Berkshire’s subordinated indebtedness, and will be effectively subordinated to all of Berkshire’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of Berkshire’s subsidiaries (secured or unsecured).

Consolidation, Merger and Sale of Assets

Except as otherwise provided in the indenture or the debt securities, neither BHFC nor Berkshire may (A) merge into or consolidate with any other entity, or (B) convey, transfer or lease our respective properties and assets substantially as an entirety to any individual, corporation, partnership or other entity, unless, in the case of clauses (A) and (B) above, the successor or transferee corporation (or other entity) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia, and (ii) expressly assume by supplemental indenture, as applicable, (a) the due and punctual payment of the principal of and any interest on the debt securities and the performance of BHFC’s obligations under the indenture or (b) the due and punctual performance of the guarantee and Berkshire’s obligations under the indenture.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	a default in the payment of any interest on such series of debt securities when due and payable, and the continuance of such default for a period of 30 days;

•	a default in the payment of principal of such series of debt securities when due and payable;

•

a default in the performance, or breach, of other covenants or warranties of BHFC or Berkshire in the indenture or of Berkshire in the guarantee applicable to such series of debt securities that continues for 90 consecutive days after BHFC or Berkshire, as the case may be, receives notice of the default or breach; and

•	certain events of bankruptcy, insolvency or liquidation involving Berkshire or BHFC.

If an event of bankruptcy, insolvency or liquidation of us has occurred, the principal of the then-outstanding debt securities and any other amounts payable under the indenture will become immediately due and payable. If any other event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all series affected by the default (voting as a single class) may declare the principal amount payable under the indenture on those then outstanding debt securities of the series affected by the default due and payable.

Defeasance

BHFC’s obligations with respect to the payment of the principal and interest on the debt securities, and Berkshire’s obligations with respect to such debt securities under the indenture and the guarantee, will terminate if BHFC irrevocably deposits or causes to be deposited with the trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of the debt securities:

•	cash,

•

U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

•	a combination of the foregoing,

in each case sufficient to pay and discharge each installment of principal and interest on the debt securities.

The discharge of the debt securities is subject to certain other conditions, including, without limitation,

•

no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of Berkshire or BHFC, at any time on or prior to the 90th day after the date of such deposit),

•

BHFC shall have delivered to the trustee an opinion of independent tax counsel to the effect that holders of the debt securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance,

•	we shall have delivered to the trustee a certificate stating that the debt securities, if they are then listed on any securities exchange, will not be delisted as a result of such deposit, and

•	such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which BHFC or Berkshire are a party or otherwise bound.

Modification and Waiver

Modification of Indenture

The indenture provides that BHFC, Berkshire and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to BHFC’s or Berkshire’s covenants, adding additional events of default and curing ambiguities or inconsistencies in the indenture. BHFC, Berkshire and the trustee may, without the consent of any holders of debt securities, also make other changes to the indenture that do not have a material adverse effect on the interests of the holders of the debt securities.

In addition, modifications and amendments of the indenture may be made by BHFC, Berkshire and the trustee with the consent of the holders of not less than 50% of the aggregate principal amount of the debt securities of each series affected by such modification or amendment, acting as one class, provided, however, that no such modification or amendment may, without the consent of each holder of debt securities outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt securities,

•	reduce the principal of or interest rate on any outstanding debt securities,

•	change the place of payment where, or the currency in which, any outstanding debt securities or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding debt securities on or after the stated maturity thereof or on the guarantee,

•

reduce the percentage in principal amount of the debt securities then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the outstanding debt securities of the series affected by the default may, on behalf of the holders of all such debt securities of the series affected by the default, waive any past default under the indenture with respect to the of the outstanding debt securities of the series affected by the default except a default in the payment of principal or any interest on such debt securities and a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of the outstanding debt securities of the series affected by the default.

Assumption by Berkshire

The indenture provides that Berkshire may, without the consent of the trustee or the holders of the debt securities, assume all of our rights and obligations under the indenture and the notes if, after giving effect to such assumption, no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing. In addition, Berkshire shall assume all of BHFC’s rights and obligations under the indenture and a series of debt securities if, upon a default by BHFC in the due and punctual payment of the principal of, sinking fund payment, if any, premium, if any, or interest on such notes, Berkshire is prevented by any court order or judicial proceeding from fulfilling its obligations under the guarantee. Such assumption shall result in such debt securities becoming the direct obligations of Berkshire and shall be effected without the consent of the trustee or the holders of any debt securities. Upon any such assumption, Berkshire will execute a supplemental indenture evidencing its assumption of all such rights and obligations and BHFC will be released from its liabilities under the indenture and such debt securities as obligor on such debt securities.

Payment and Paying Agents

Unless BHFC informs you otherwise, payments on the debt securities will be made in U.S. dollars at the office or agency maintained by BHFC in New York, New York (or, if BHFC fails to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At BHFC’s option, however, it may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. BHFC will make any required interest payments to the person in whose name a debt security is registered at the close of business on the record date for the interest payment.

Unless BHFC informs you otherwise, the trustee will be designated as BHFC’s paying agent for payments on the debt securities. BHFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to BHFC or Berkshire upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to BHFC or Berkshire, holders entitled to the money must look to BHFC or Berkshire for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Governing Law

The indenture, the debt securities and the guarantee will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

The debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If the debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the debt securities offered by that prospectus supplement. Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts, commissions or agents’ fees to be allowed or paid to the underwriters or agents, as the case may be;

•	all other items constituting underwriting compensation;

•	the discounts and commissions to be allowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Debt securities may be sold directly by us through agents designated by us from time to time. Any agent involved in the offer or sale of securities, and any commission or agents’ fees payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

We will indemnify any underwriters and agents against various civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with or perform services for us, our subsidiaries and affiliated companies in the ordinary course of business.

Legal Matters

Certain matters with respect to the legality of the securities offered by this prospectus will be passed upon for us by Munger, Tolles & Olson LLP.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is a director of Berkshire. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing us in connection with the offering of debt securities beneficially own, in the aggregate, approximately 350 shares of Berkshire’s Class A common stock and approximately 24,000 shares of our Class B common stock.

Experts

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Berkshire Hathaway Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Berkshire Hathaway Finance Corporation

    % Senior Notes Due

Unconditionally and irrevocably guaranteed by

Berkshire Hathaway Inc.

Goldman, Sachs & Co.